EXHIBIT 99.1

        Trimble Announces Transition of Chief Financial Officer Position

SUNNYVALE, Calif., Aug. 9, 2004 - Trimble (Nasdaq: TRMB) today announced that Mary Ellen Genovese, chief financial officer, will leave Trimble on August 13, 2004 to become chief financial officer of a privately-held technology company. The Company has begun a search for her replacement and has named Mark Harrington, who joined Trimble in January 2004 as vice president of business development and strategy, as its interim chief financial officer.

"We wish Mary Ellen the best of luck in the future," said Steven W. Berglund, Trimble's president and chief executive officer. "She has been an important part of Trimble's turn-around over the past few years, playing significant roles in acquisitions, cost cutting initiatives and the restructuring of our capital structure. She has also built a strong finance team for Trimble and has increased Trimble's visibility in the investment community."

Berglund continued "We are fortunate to have Mark Harrington available to assume the interim CFO role. His extensive experience as a senior financial officer for several companies should help ease this transition period as we conduct a search for a permanent CFO."

Mark Harrington previously served as vice president of finance for Finisar and chief financial officer for Cielo Communications and Vixel Corporation. His experience also includes 11 years at Spectra-Physics where he served in a variety of roles including vice president of finance for Spectra-Physics Lasers, Inc. and vice president of finance for Spectra-Physics Analytical, Inc.

About Trimble
Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies, as well as wireless communications and software, to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, California, Trimble has more than 2,000 employees in more than 20 countries worldwide. For an interactive look at Company news and products, visit Trimble's Web site at http://www.trimble.com